     As filed with the Securities and Exchange Commission on May 9, 2006

                                             Securities Act File No. 333-118179
                                      Investment Company Act File No. 811-07140
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       [ ] PRE-EFFECTIVE AMENDMENT NO.
                       [x] POST-EFFECTIVE AMENDMENT NO. 1

                        (CHECK APPROPRIATE BOX OR BOXES)

                          VAN KAMPEN SERIES FUND, INC.

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 341-2929
                        (AREA CODE AND TELEPHONE NUMBER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


================================================================================

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                                EXPLANATORY NOTE

          The Joint Proxy Statement/Prospectus and the Statement of Additional Information in the form filed on September 28, 2004 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, are incorporated herein by reference.

         This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION

          There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Van Kampen Series Fund, Inc. (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-118179 and 811-07140) as filed with the Securities and Exchange Commission on August 12, 2004, which information is incorporated herein by reference.

ITEM 16. EXHIBITS

     1.1 Articles of Amendment and Restatement(1)

     1.2 Articles Supplementary (adding Registrant's Japanese Equity Fund) to the Amended and Restated Articles of Incorporation(2)

     1.3 Articles Supplementary (adding Registrant's Global Equity, Emerging Market Debt, Mid Cap Growth, Equity Growth and Value Funds) to the Amended and Restated Articles of Incorporation(3)

     1.4 Articles Supplementary (changing the name of Morgan Stanley Equity Growth to Van Kampen Equity Growth) to the Amended and Restated Articles of Incorporation(6)

     1.5 Articles Supplementary (adding Registrant's Global Franchise Fund) to the Amended and Restated Articles of Incorporation(6)

     1.6 Articles of Amendment (changing the corporate name from Morgan Stanley Fund, Inc. to Van Kampen Series Fund, Inc.)(7)

     1.7 Articles Supplementary (changing the name of each fund)(7)

     1.8 Articles Supplementary (changing the name of Van Kampen Aggressive Equity Fund to Van Kampen Focus Equity Fund)(9)

     1.9 Articles Supplementary (changing the name of Van Kampen Global Franchise Fund to Van Kampen Tax Managed Global Franchise Fund)(10)

     1.10 Articles Supplementary (changing the name of Van Kampen Asian Growth Fund to Van Kampen Asian Equity Fund; Van Kampen European Equity Fund to Van Kampen European Value Equity Fund; Van Kampen Global Equity Fund to Van Kampen Global Value Equity Fund and Van Kampen Tax Managed Global Franchise Fund to Van Kampen Global Franchise Fund,) to the Amended and Restated Articles of Incorporation(12)

     2. Amended and Restated By-Laws(1)

     3. Not applicable

     4.1 Form of Agreement and Plan of Reorganization+

     5. Specimen stock certificates relating to all of the Funds of the Registrant(4)

     6.1 Investment Advisory Agreement(11)

     6.2 Investment Sub-Advisory Agreement, Morgan Stanley Dean Witter Investment Management Inc., formerly, Morgan Stanley Asset Management(4)

     6.3.1 Investment Sub-Advisory Agreement, Miller Anderson & Sherrerd, LLP(4)

     6.3.2 Amendment No. 1 to the Investment Sub-Advisory Agreement, Miller Anderson & Sherrerd, LLP(11)

     7.1 Distribution Agreement(3)

     7.2 Form of Dealer Agreement(8)

     7.3 Form of Broker Fully Disclosed Clearing Agreement(8)

     7.4 Form of Bank Fully Disclosed Clearing Agreement(8)

     8.1 Form of Trustee Deferred Compensation Agreement(5)

     8.2 Form of Trustee Retirement Plan(5)

     9.1 Custodian Contract(13)

     9.2 Amendment to Custodian Contract(13)

     10.1 Transfer Agency and Service Agreement(13)

     10.2 Fund Accounting Agreement(13)

     10.2.1 Amendments to Fund Accounting Agreement(13)

     10.3 Amended and Restated Legal Services Agreement(13)

     10.4.1 Plan of Distribution for Class A Shares of the Asian Growth, American Value, Worldwide High Income, Emerging Markets, Latin American, Global Equity Allocation, International Magnum and Focus Equity (formerly Aggressive Equity) Funds(3)

     10.4.2 Plan of Distribution of the Japanese Equity, European Equity, Growth and Income II, Global Equity, Emerging Markets Debt, Mid Cap Growth, Equity Growth, Value and Tax Managed Global Franchise Funds(3)

     10.4.3 Amended and Restated Plan of Distribution for Class B and Class C Shares of the Asian Growth, American Value, Worldwide High Income, Emerging Markets, Latin American, Global Equity Allocation, International Magnum, Focus Equity (formerly Aggressive Equity), Global Equity, Emerging Markets Debt, Mid Cap Growth, Equity Growth, Value and Tax Managed Global Franchise Funds(3)

     10.4.4 Plan of Distribution for Class B and Class C Shares of the Japanese Equity, European Equity and Growth and Income II Funds(3)

     10.5 Form of Amended and Restated Service Plan(13)

     10.6 Amended and Restated Multi-Class Plan(13)

     11.1 Opinion of Counsel(7)

     11.2 Consent of Counsel++

     12. Opinion of Counsel supporting tax matters and consequences+++

     13. Not applicable

     14.1 Consent of Ernst & Young LLP++

     14.2 Consent of Deloitte & Touche LLP++

     15. Not applicable

     16. Power of Attorney+++

     17.1 Prospectus for Van Kampen Select Growth Fund++

     17.2 Prospectus for Van Kampen Focus Equity Fund++

     17.3 Form of Proxy Card++

----------
+ Filed as Appendix A to the Reorganization Statement of Additional Information and incorporated herein by reference to Registrant's Registration Statement on Form N-14 (File No. 333-118179) as filed via EDGAR on August 12, 2004.

++ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File Nos. 333-118179 and 811-07140, filed August 12, 2004.

+++  Filed herewith.

(1) Incorporated herein by reference to Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 4, 1995.

(2) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 18, 1996.

(3) Incorporated herein by reference to Post-Effective Amendment No. 18 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on December 31, 1996.

(4) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on August 29, 1997.

(5) Incorporated herein by reference to Post-Effective 81 to Van Kampen Harbor Fund's Registration Statement on Form N-1A (File Nos. 2-12685 and 811-734), as filed with the SEC via EDGAR on April 29, 1999.

(6) Incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on July 1, 1998.

(7) Incorporated herein by reference to Post-Effective Amendment No. 25 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on September 28, 1998.

(8) Incorporated herein by reference to Pre-Effective Amendment No. 1 to Van Kampen Equity Trust II Registration Statement on Form N-1A (File Nos. 333-75493 and 811-9279), as filed with the SEC via EDGAR on June 4, 1999.

(9) Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 28, 1999.

(10) Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on March 7, 2000.

(11) Incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 27, 2000.

(12) Incorporated herein by reference to Post-Effective Amendment No. 31 to the Registrant's Registration Statement on Form N-1A (File No. 33-151294 and 811-7140), as filed with the SEC via EDGAR on October 26, 2001.

(13) Incorporated herein by reference to the Registrant's Registration Statement on Form N-14 (File No. 333-104967 and 811-7140), as filed with the SEC via EDGAR on May 2, 2003.

ITEM 17. UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, and the State of New York, on May 9, 2006.

                                        VAN KAMPEN SERIES FUND, INC.

                                        By:   /s/ Stefanie V. Chang Yu
                                              ----------------------------------
                                               Stefanie V. Chang Yu
                                               Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURES               TITLE
               ----------               -----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Ronald E. Robison*                 President and Principal Executive Officer
-------------------------------------
Ronald E. Robison

PRINCIPAL FINANCIAL OFFICER:

/s/ Phillip G. Goff*                   Chief Financial Officer and Treasurer
-------------------------------------
Phillip G. Goff

TRUSTEES:

/s/ David C. Arch*                     Trustee
-------------------------------------
David C. Arch

/s/ Jerry D. Choate*                   Trustee
-------------------------------------
Jerry D. Choate

/s/ Rod Dammeyer*                      Trustee
-------------------------------------
Rod Dammeyer

/s/ Linda Hutton Heagy*                 Trustee
---------------------------------------
Linda Hutton Heagy

/s/ R. Craig Kennedy*                   Trustee
---------------------------------------
R. Craig Kennedy

/s/ Howard J Kerr*                      Trustee
---------------------------------------
Howard J Kerr

/s/ Jack E. Nelson*                     Trustee
---------------------------------------
Jack E. Nelson

/s/ Hugo F. Sonnenschein*               Trustee
---------------------------------------
Hugo F. Sonnenschein

/s/ Wayne W. Whalen*                     Trustee
---------------------------------------
Wayne W. Whalen

/s/ Suzanne H. Woolsey*                  Trustee
---------------------------------------
Suzanne H. Woolsey

------------------
* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.


         /s/ Stefanie V. Chang Yu                     May 9, 2006
         ----------------------------------------
         Stefanie V. Chang Yu
         Attorney-in-Fact

                                  EXHIBIT INDEX

12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

16.     Power of Attorney